Filed under Rule 424(b)(2), File No. 333-213439

Preliminary Pricing Supplement No. 1 - Dated Monday, May 15, 2017 (To: Prospectus dated September 1, 2016 and Prospectus Supplement Dated: May 15, 2017)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
92346MAA9	[]	100.00%	1.250%	[]	Fixed	2.600%	Semi-Annual	05/15/2022	11/15/2017	$12.28	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 5/15/2018 and any time thereafter with 30 Calendar Days Notice.
92346MAB7	[]	100.00%	1.800%	[]	Fixed	3.650%	Semi-Annual	05/15/2027	11/15/2017	$17.24	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 5/15/2018 and any time thereafter with 30 Calendar Days Notice.
92346MAC5	[]	100.00%	3.150%	[]	Fixed	4.900%	Semi-Annual	05/15/2047	11/15/2017	$23.14	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 5/15/2022 and any time thereafter with 30 Calendar Days Notice.
Verizon Communications Inc.				Offering Date: Monday, May 15, 2017 through Monday, May 22, 2017							Verizon Communications Inc.
One Verizon Way				Trade Date: Monday, May 22, 2017 @ 12:00 PM ET							Verizon InterNotes ®
Basking Ridge, New Jersey 07920-1097				Settle Date: Thursday, May 25, 2017							Prospectus dated September 1, 2016 and Prospectus
				Minimum Denomination/Increments: $1,000.00/$1,000.00							Supplement Dated: May 15, 2017
				Initial trades settle flat and clear SDFS: DTC Book Entry only
				DTC Number 0235 via RBC Dain Rauscher Inc

Joint Lead Manager and Lead Agent: Incapital

Agents: BofA Merrill Lynch, Citigroup, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors

Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement. Selected dealers purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the selected dealers for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the selected dealers on behalf of level-fee accounts may be sold to such accounts at the applicable concession to the public offering price, in which case, such selected dealers will not retain any portion of the sales price as compensation.

If the maturity date or an interest payment date for any note is not a business day (as defined in the prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Verizon InterNotes® will be represented by a Master Note in fully registered form, without coupons. The Master Note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.